Exhibit 99.1

SOURCE: ISTA Pharmaceuticals

Jun 05, 2012

ISTA Pharmaceuticals Stockholders Vote to Approve Acquisition by Bausch + Lomb

IRVINE, CA - (Marketwire - June 5, 2012) - ISTA Pharmaceuticals, Inc. (NASDAQ: ISTA), announced that at the special meeting of ISTA stockholders held today, ISTA’s stockholders voted to approve the adoption of the previously announced Agreement and Plan of Merger, dated March 26, 2012, as amended on May 24, 2012, by and among Bausch & Lomb Incorporated, Inga Acquisition Corporation, a wholly-owned subsidiary of Bausch & Lomb Incorporated, and ISTA.

The affirmative vote of the holders of a majority of the outstanding shares of ISTA’s common stock was required to approve the proposal to adopt the merger agreement. According to the final tally of shares voted, 78.5% of the outstanding shares of ISTA’s common stock as of the close of business on April 23, 2012, the record date, were voted to approve the proposal to adopt the merger agreement. A quorum of 79.32% of ISTA’s total outstanding shares of common stock as of the April 23, 2012 record date voted at the special meeting.

The proposed merger was announced on March 26, 2012 and is expected to close on June 6, 2012.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc. is the third largest branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma, and ocular itching associated with allergic conjunctivitis. The Company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain, and nasal allergies. Headquartered in Irvine, California, ISTA generated revenues of $160 million in 2011. For additional information about ISTA, please visit the corporate website at www.istavision.com.

ABOUT BAUSCH + LOMB

Bausch + Lomb is one of the best-known and most respected healthcare companies in the world. Its core businesses include contact lenses and lens care products, ophthalmic surgical devices and instruments, and ophthalmic pharmaceuticals. Founded in 1853, the company is headquartered in Rochester, N.Y., and employs roughly 11,000 people worldwide. Its products are available in more than 100 countries. More information is available at www.bausch.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. Without limiting the foregoing, but by way of example, statements contained in this press release related to the closing of the acquisition are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations are detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011 and ISTA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Contact Information

For ISTA Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

For Bausch + Lomb Media Relations:

Adam Grossberg

(973) 615-3416

adam.grossberg@bausch.com

Teresa Panas

(973) 360-6382

Cell (862) 579 7186

Teresa.Panas@bausch.com